Exhibit 99.1

            Erie Indemnity Confirms March 1, 2004, Deadline for
      Receipt of Board Nominations from Class B (voting) Shareholders

Erie,  Pa.,  February 13, 2004 - The bylaws of Erie Indemnity  Company  (Nasdaq:
ERIE) allow Class B shareholders of record to nominate one or more persons as candidates for the Company's Board of Directors. Class B shareholders have until March 1, 2004, to submit nominations to the Nominating Committee in compliance with the Company's bylaws. The Board of Directors will be elected at the Annual Meeting of Shareholders scheduled for April 27, 2004, at the Company's headquarters in Erie, Pennsylvania.

Nominations  from Class B  shareholders  should be in writing and  directed  to:
Chair, Nominating Committee, 100 Erie Insurance Place, Erie, Pa., 16530, to the attention of the Corporate Secretary. The nomination must contain the information required by the Company's bylaws. Copies of the Company's bylaws are available to Class B shareholders upon request to the Corporate Secretary. In addition, the provision of the Company's bylaws regarding nominations may be found in an exhibit to the Company's 10-Q filing with the SEC for the nine months ended September 30, 2003, which is posted on the Company's website at www.erieinsurance.com.

On January 22, 2004, the Company's Nominating Committee publicly announced its recommendations for director candidates to be considered for election by Class B shareholders.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and
Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 17th largest automobile insurer in the United States based on direct premiums written and the 20th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 3.7 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 454 on the FORTUNE 500 and is included in Forbes Magazine's PLATINUM 400 list of the best-managed companies in America.

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